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    2400 First Indiana Plaza
    135 North Pennsylvania Street
    Indianapolis, IN 46204-2452


                          Independent Auditors' Consent



     The Board of Directors
     First Indiana Corporation:


     We consent to incorporation by reference in the Registration Statements (Nos. 33-64851 and 333-68297) on Form S-8 of First Indiana Corporation of our report dated May 17, 2002 relating to the statements of net assets available for plan benefits of First Indiana Corporation 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule, Schedule H, Line 4i - Schedule of Assets (Held at End of Year), which report appears in the December 31, 2001 annual report on Form 11-K of First Indiana Corporation 401(k) Plan.




    /s/ KPMG LLP


     Indianapolis, Indiana
     June 28, 2002



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